CERTIFICATE OF AMENDMENT
                                       OF
                                   THE BYLAWS
                                       OF
                               CYLINK CORPORATION
                            a California corporation


         The undersigned, Robert Fougner hereby certifies that:

         1. He is the duly elected and acting Secretary of Cylink Corporation, a California corporation (the "Corporation").

         2. Effective December 13, 1995 , Section 2.9(d) was added to the Bylaws of the Corporation to read in its entirety as follows:

                  "Section 2.9. Voting.

                           . . . .

                           (d) Notwithstanding any term of this Section 2.9, during any period in which (i) the corporation is a listed corporation, as "listed corporation" is defined in California Corporations Code Section 301.5(d), and (ii) its Articles of Incorporation provide that shareholders of the corporation are not entitled to cumulate their votes in elections of directors, this Section 2.9 shall not be deemed to allow shareholders of the corporation to cumulate their votes in the elections of directors, and further Section 2.9(c) hereof shall not apply with respect to voting in the election of directors."

         3. Effective December 13, 1995, Article XIII, Transfer of Shares, has been repealed and deleted in its entirety from the Bylaws of the Corporation.

         IN WITNESS WHEREOF, the undersigned has set his hand hereto this 26th day of March, 1997.


                                         /s/ Robert B. Fougner
                                         --------------------------
                                         Robert B. Fougner
                                         Secretary